UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
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Alliance Semiconductor Corporation

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Alliance Semiconductor Corporation
2575 Augustine Drive
Santa Clara, CA 95054
October 7, 2005
ALLIANCE SEMICONDUCTOR’S BOARD URGES STOCKHOLDERS TO VOTE THE WHITE PROXY CARD TODAY!
Dear Fellow Alliance Semiconductor Stockholders:
     As you may know, Bryant R. Riley and B. Riley & Co., Inc. (collectively, “Riley & Co.”) is soliciting proxies in favor of its dissident slate of nominees and against your Company’s qualified and experienced directors, Juan A. Benitez, Sanford L. Kane, Gregory E. Barton and N. Damodar Reddy.
     Riley & Co.’s materials speak to its ability to build stockholder value. However, from our review of public disclosures of Riley & Co.’s involvement with public companies and its vague plans, we do not see any discernible track record or tangible proposals in building stockholder value over the long-term.
     Importantly, your management team is working to realize the full benefit of our strategic restructuring, which includes: 1) extracting value from the Company’s interests in Alliance Venture Management (“AVM”), 2) liquidating the vast majority of the Company’s marketable securities including United Microelectronics Corporation (“UMC”) and Tower Semiconductor Ltd. (“Tower”), and 3) focusing on the Company’s semiconductor operations with financial discipline. As your Board’s efforts to reshape Alliance Semiconductor’s strategy are beginning to bear fruit, we think that now would be the worst possible time to risk the distraction and disruption caused by Riley & Co. who, in our view, is running on a platform of uninformed criticisms and vague ideas that are not in the Company’s or stockholders’ long-term best interests.
     The semiconductor industry is a cyclical business with volatile changes in demands. As such, the industry has experienced a worldwide downturn from 2001 with short periods of upturn until today. Many semiconductor companies that did not have sufficient funds to endure this prolonged downturn no longer exist today. We believe that the foresight of certain members of the existing Board, including in particular our Chief Executive Officer, N. Damodar Reddy, made it possible for us to weather the downturn with sufficient assets, and to engineer a broad strategic diversification that we believe is at the cusp of providing significant value. Specifically, we believe as a result of N. Damodar Reddy’s strategic vision, the Company raised substantial funds from the capital markets and invested almost $200 million dollars in certain startup ventures and in semiconductor foundries to obtain guaranteed capacity. This strategy provided the Company with a significant reserve to weather the industry-wide downturn and the shift in the Company’s operations from production of memory products to production of non-commodity Analog/Mixed Signal and System Solutions products. As we now believe conditions have improved to the point that we will not need a large financial reserve moving forward, we have implemented steps to return a significant portion of this value to our stockholders.
EXTRACT VALUE FROM AVM FOR STOCKHOLDERS’ BENEFIT
     Your Board has been actively exploring a number of alternatives to maximize stockholder value from AVM. Two years ago the Board of Directors evaluated the possibility of disposing of the AVM portfolio and determined such divestiture was premature, in part because of the relative immaturity of the AVM investment portfolio. We subsequently determined, however, that we would not authorize investments in any new portfolio companies through AVM.
     At the direction of N. Damodar Reddy, the current Board began exploring potential strategic alternatives for AVM, ranging from an outright sale to creation of a liquidating trust. Your current Board will continue to explore all the alternatives available to it in order to maximize the value that the Alliance Stockholders receive from AVM.
     Since our last report to you, the Company, acting through its Special Committee, has solicited third party interest in the AVM portfolio and requested non-binding indications of interest by October 4, 2005. We have received and are currently evaluating such indications of interest. We expect to continue to further engage selected bidders and allow them to conduct due diligence as the next step of this process. The Company is also actively exploring the legal and tax ramifications of a distribution of its AVM interest directly to stockholders through a liquidating trust or similar vehicle. Concurrently, the Company is also studying the possibility of bringing in a new limited partner to take over the funding of future investments.
     We are confident that a full exploration of all the issues is in the best interests of all stockholders. In the event that the Board, after considering all options, concludes that continued maintenance of the AVM portfolio is the best course of action to maximize stockholder value, then the managing members of Alliance Venture Management LLC, the general partner (comprised of N. Damodar Reddy, C.N. Reddy and a third employee, each of whom is on the board of a number of the AVM portfolio companies), would have the continued responsibility to do so.
     To date, no final determination has been made. However, make no mistake about it, we are committed to acting in the best interests of the stockholders and to carefully and thoughtfully exploring all available alternatives. Additionally, in the event the Board determines that it is in the best interests of the Company and its stockholders to consummate a transaction with one of the parties that has provided us a non-binding indication of interest, the Board will need your support in order to move forward.
     We expect that our course of action will result in the distribution to our stockholders of consideration that is worth significantly more than the book value of the portfolio that we are required by law to report on our balance sheet in accordance with generally accepted accounting principles.

LIQUIDATE MARKETABLE SECURITIES AND REPURCHASE SHARES
     As we have previously communicated to you, the Company has commenced an orderly liquidation of its UMC shares, the sale of which is expected to be completed in the fourth quarter of calendar year 2005. In a related action, the Company expects to sell a sufficient number of high-tax-basis Tower shares to offset capital gains resulting from the sales of the UMC shares. After such sales, we expect that Alliance Semiconductor will still hold approximately 7 million Tower shares.
     A portion of the proceeds from the sales of the UMC shares are intended to be used to return stockholder value by way of a $20-25 million issuer tender offer in the fourth quarter of calendar year 2005. As a sign of commitment to the Company’s future prospects, the members of the existing Alliance Semiconductor Board who are signatories to this letter, including N. Damodar Reddy, the largest stockholder of the Company, will not tender their shares into any such offer, in order to maximize the funds that may be distributed to other stockholders.
     Moreover, the Board is overseeing continuing efforts to resolve certain outstanding liabilities (the most significant of which we believe is a potential tax assessment) in a manner most favorable to the Company. Depending upon the specific outcome of these matters, the Company may have additional funds that would be distributed to the Company’s stockholders, through an issuer tender, open market repurchase program or other means.
FOCUS ON HIGH-MARGIN SEMICONDUCTOR OPERATIONS WITH FINANCIAL DISCIPLINE
     As we have previously stated, in 2001 we made the strategic decision to diversify our business by exiting commodity memory products, specifically DRAM, and expand into cutting-edge, high-margin technologies within Analog/Mixed Signal and System Solutions. In order to achieve this goal, we had to invest the time and resources in research and development in order to broaden our business to include these growing market segments. For example, we have hired and trained well-over 100 engineers in two off-shore design centers in the last three years. As would be expected, the investment cycle of this strategy takes a significant amount of time before realizing the full benefits in our financial results, and therefore our financial performance for recent years has been adversely impacted.
     Nonetheless, we believe that diversifying our business was the right strategic decision for the Company and its stockholders. Rather than being reliant on one product group or market segment, we now have the opportunity to cross-sell our products to multiple customers for a variety of applications. Indicative of our progress, revenue from the Analog/Mixed Signal and System Solutions business units represented approximately 50% of total revenue for fiscal year 2005, compared to 33% of total revenue for fiscal year 2004. Over the same period, our Analog/Mixed Signal business unit continued to gain momentum as evidenced by the release of 95 new products complemented by a revenue increase of 70%. In the first quarter of fiscal 2006, more than 64% of our revenue came from non-memory products. In addition, System Solutions introduced its extensive family of IEEE1149.1 compliant JTAG devices during the last fiscal quarter.

     The members of the existing Alliance Semiconductor Board who are signatories to this letter believe that imposing new, challenging, and rapid milestones on the Company’s management by which the performance of the operating business will be evaluated and scrutinized is appropriate. The signatories to this letter, who constitute a majority of the Company’s current Board of Directors, intend to implement a fiscal plan for the Company that uses between $15 million and $20 million to fund the cash requirements for the Company’s semiconductor operations with the goal of achieving a cash flow positive position for the Company within the next 12 months. To be clear, we have every confidence and intention to redouble our efforts to drive our revenues to meet this goal, but if we do not achieve sufficient revenues, we will adopt cost cutting measures that could include selling one or more of the Company’s business units. We will carefully examine the progress of the semiconductor business in each of the next two quarters, with the expectation that our investment in research and development and in diversified, non-commodity market segments will generate meaningful improvement. However, if sufficient progress, whether by driving revenues or cutting costs, is not being made, we will examine a sale or liquidation of the Company.
     Riley & Co. asserts that it will “strengthen the Company’s management team with the addition of an identified seasoned operator with a proven track record of turning around money losing operations.” Riley & Co. has not provided the identification of this “proven” operator. However, the Company has identified, and promoted, an experienced operations leader in the Company’s newly appointed Executive Vice President, Chief Operating Officer and Chief Technology Officer, Dr. Nirmal Saxena. Under Dr. Saxena’s leadership, our plans for the next twelve months include:
•	Emphasizing high-margin (over 60% standard gross margin) Analog/Mixed Signal products by leveraging the Company’s product and customer base in EMI reduction, clock and timing and power and systems management,

•	Focusing on high-margin (over 30% standard gross margin on legacy products and over 50% on new products) System Solutions products by building on product leadership in systems connectivity,

•	Exploiting the Company’s cost-effective design resources to support high-margin products of the non-memory business,

•	De-emphasizing the low-margin Memory business, and

•	Tightly controlling inventory.
     While we understand that significant progress needs to be made in order to realize the full impact of our plans, we believe that recent results, in spite of the disruption and distraction that we believe Riley & Co.’s proxy fight has inflicted on the Company’s customer relationships and management resources, show us that a continued pursuit of the operating business under tight fiscal disciplines is promising:
•	In Q1/06, more than 64% of our revenue came from non-memory products,

•	Total sales for the non-memory products in Q1/06 increased 37% from Q1/05, and

•	We have seen solid design wins for our high-end clock and timing products as well as HyperTransport (HT) Connectivity products at major OEM accounts.
     “Now is not the time to sell!” Contrary to Riley & Co.’s assertions, we have carefully considered Riley & Co.’s views regarding the Company’s operating business. And after careful analysis, we have concluded that now is not the time to sell. To sell the Company’s operating business now would NOT allow the stockholders to potentially reap the benefits of the hard work of recent years to develop new technology and improve operating results.
     In our opinion, election of the dissident slate of directors would threaten the implementation of our strategy at a time when we believe results are beginning to materialize. And, what would the dissidents replace it with? Unfortunately, in our view Riley & Co.’s proxy materials are far too generalized on that score, so we don’t really know in any meaningful detail how its proposals would benefit the Company, if at all.
GOVERNANCE UPDATE
     The Company expects that the Board of Directors will make rotations to committee appointments of independent directors at its October 20, 2005 Annual Meeting to reflect the following committee compositions, effective as of that date:

Nominating and Corporate
Audit Committee	Compensation Committee	Governance Committee
Sanford L. Kane	Juan A. Benitez	Sanford L. Kane
Juan A. Benitez	Sanford L. Kane	Juan A. Benitez
Edward J. McCluskey		Edward J. McCluskey
SO LITTLE TO GAIN, SO MUCH TO LOSE
     It is very unclear to us how the Company would benefit from the election of the dissident slate — but it is abundantly clear to us how much the Company could lose. In our view:
•	Riley & Co. wants the Company to lose the advice and counsel of four key directors who have been involved in developing and supporting the Company’s new, promising strategic direction — at the very time that strategy is showing substantial signs of success.

•	Riley & Co. wants the Company to lose three independent directors who we feel have amassed a deep understanding of Alliance, its business, its markets and its competition.
     In our view, your Company’s nominees are architects of the Company’s new strategy that we firmly believe is already showing significant positive results. Equally importantly, they bring to your Board experience, continuity, and knowledge of Alliance and its business.
     We thank you for your continued support.
     Sincerely yours,

N. Damodar Reddy
Chairman of the Board, President	Sanford L. Kane
Chief Executive Officer and Interim Chief Financial Officer	Lead Independent Director

Gregory E. Barton	Juan A. Benitez
Director	Director
Some of the statements in this letter constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from the results implied by these forward-looking statements, depending on a variety of factors, including the general state of the economy and other factors identified in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We undertake no responsibility to update those statements.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF JUAN A. BENITEZ, SANFORD L. KANE, GREGORY E. BARTON, EDWARD J. MCCLUSKEY AND N. DAMODAR REDDY. IF YOU SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD, UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED ABOVE.
IF YOU HAVE ANY QUESTIONS, OR REQUIRE ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL THE FIRM ASSISTING THE COMPANY IN THE SOLICITATION OF PROXIES, GEORGESON STOCKHOLDER COMMUNICATIONS INC., TOLL-FREE AT (866) 328-5442.
THE BOARD OPPOSES THE RILEY & CO. CANDIDATES AND RECOMMENDS A VOTE AGAINST THE RILEY & CO. CANDIDATES. YOU MAY RECEIVE A PROXY CARD SOLICITING YOUR VOTE FOR THE RILEY & CO. CANDIDATES. WE URGE YOU TO DISREGARD ANY SUCH PROXY SOLICITATION AND TO SIGN AND DATE THE

ENCLOSED WHITE PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.
DON’T LET RILEY & CO. DERAIL THE PROGRESS THAT YOUR COMPANY HAS
MADE — VOTE THE ENCLOSED WHITE PROXY CARD TODAY!
1.	The Board of Directors urges you to DISCARD the Gold proxy card recently sent to you by Riley & Co. A “WITHHOLD AUTHORITY” vote on Riley & Co.’s Gold Proxy Card is not a vote for the Board’s nominees. To vote FOR your Company’s nominees you MUST execute a WHITE proxy card.

2.	If you voted on a Gold Proxy Card BUT WISH TO SUPPORT YOUR COMPANY’S NOMINEES, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible.

3.	Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting.

4.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for your Company’s nominees on the WHITE proxy card.
If you have questions or need assistance in voting your shares, please call:
17 State Street, 10th Floor
New York, NY 10004
(866) 328-5442 (Toll Free)
Banks and Brokerage Firms please call:
(212) 440-9800